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                                                                    EXHIBIT 21.1


          ------------ SUBSIDIARIES OF CYTYC CORPORATION -------------


Company                                   Jurisdiction of Organization
-------                                   ----------------------------

Cytyc Securities Corporation              Massachusetts
Cytyc NH, Inc.                            Delaware
Cytyc R.E., Inc.                          Delaware
Cytyc International, S.A.*                Switzerland
Cytyc (Australia) PTY LTD                 Australia
Cytyc UK, Limited                         United Kingdom
Cytyc Canada, Limited                     Canada

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* The following entities are subsidiaries of Cytyc International, S.A.: Cytyc
Swiss, S.A. and Cytyc SARL: Cytyc Italia s.r.l. and Cytyc France s.a.r.l. are subsidiaries of Cytyc SARL.